                                                                      EXHIBIT 11


         A reconciliation of basic and diluted earnings per share for the three-month periods ending March 31 follows:


                                                                                    Three months ended
                                                                                        March 31,
                                                                                     1999           1998
                                                                                 -------------  -------------

       Net income                                                                $  2,765,000   $   2,433,000
                                                                                 ============   =============

       Shares outstanding (Basic) (1)                                               7,411,000       7,264,000
         Effect of dilutive securities - stock options                                 62,000          94,000
                                                                                 ------------   -------------
                Shares outstanding (Diluted)                                        7,473,000       7,358,000
                                                                                 ============   =============
       Earnings per share
         Basic                                                                   $        .37   $         .33
         Diluted                                                                          .37             .33

      (1) Shares outstanding have been adjusted for a three-for-two stock split and a 5% stock dividend in 1998.